Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-185355, 333-177171 and 333-195341) on Form S-8 of Boston Therapeutics, Inc. of our report dated March 27, 2015, relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of Boston Therapeutics, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts
March 27, 2015